Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Kalaris Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	Other	1,144,690 shares (2)	$0.81 (3)	$927,198.90 (3)	0.0001531	$141.96

Equity	Common Stock, $0.0001 par value per share	Other	222,724 shares (4)	$2.92 (5)	$650,354.08 (5)	0.0001531	$99.57

Equity	Common Stock, $0.0001 par value per share	Other	1,435,304 shares (6)	$2.92 (5)	$4,191,087.68 (5)	0.0001531	$641.66

Equity	Common Stock, $0.0001 par value per share	Other	100,037 shares (7)	$2.92 (5)	$292,108.04(5)	0.0001531	$44.73

Total Offering Amounts					$6,060,748.70		$927.92

Total Fee Offsets							—

Net Fee Due							$927.92

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Represents 1,144,690 shares of Common Stock, $0.0001 par value per share (“Common Stock”), issuable upon the exercise of options granted under the 2019 Equity Incentive Plan (the “2019 Plan”) that were assumed by the Registrant pursuant to the Agreement and Plan of Merger, dated November 7, 2024, by and among the Registrant, Kalaris Tx, Inc. (formerly Kalaris Therapeutics, Inc.) and Aurora Merger Sub, Inc. (the “Merger Agreement”) and are outstanding as of the date of this Registration Statement.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act and based on a weighted average exercise price of $0.81 per share of the outstanding options under the 2019 Plan as of the date of this Registration Statement.

(4)

Represents 222,724 shares of Common Stock reserved for issuance under the 2019 Plan that were assumed by the Registrant pursuant to the Merger Agreement and available for future issuance as of the date of this Registration Statement.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Market on May 29, 2025.

(6)

Represents (i) an additional 935,120 shares of Common Stock issuable under the 2020 Stock Option and Grant Plan (the “2020 Plan”), as approved by the Registrant’s stockholders at a special meeting held on March 12, 2025, (ii) an additional 248,150 shares added to the 2020 Plan as of January 1, 2024, pursuant to the 2020 Plan’s evergreen provision, and (iii) an additional 252,034 shares added to the 2020 Plan as of January 1, 2025, pursuant to the 2020 Plan’s evergreen provision.

(7)

Represents (i) an additional 49,631 shares added to the 2020 Employee Stock Purchase Plan (the “ESPP”) as of January 1, 2024, and (ii) an additional 50,406 shares added to the ESPP as of January 1, 2025, each pursuant to the ESPP’s evergreen provision.